Consent of Registered Independent Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statement on Form S-8 (No 333-121064) of Centrue Financial Corporation for the year ended December 31, 2005 of our report dated February 8, 2006, except as to the retrospective adoption of Statement of Financial Accounting Standards No. 123R referred to in Note 14, as to which the date is August 25, 2006, appearing in the 8-K, filed August 31, 2006.
/s/ McGladrey & Pullen, LLP
Champaign, Illinois
August 31, 2006
McGladrey & Pullen LLP is a member firm of RSM International -
an affiliation of separate and independent legal entities.